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                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under
                   Section 12(g) of the Securities Exchange Act of 1934
                       or Suspension of Duty to File Reports Under
              Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-23606
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                               IMNET Systems, Inc.
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              (Exact name of registrant as specified in its charter)

       3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005
                                 (770) 521-5600
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                (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                        Common Stock, $.01 par value
         (Title of each class of securities covered by this Form)

                                      none
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   /X/       Rule 12h-3(b)(1)(ii)    / /
        Rule 12g-4(a)(1)(ii)  / /       Rule 12h-3(b)(2)(i)     / /
        Rule 12g-4(a)(2)(i)   / /       Rule 12h-3(b)(2)(ii)    / /
        Rule 12g-4(a)(2)(ii)  / /       Rule 15d-6              / /
        Rule 12h-3(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or notice date: None; Registrant was merged into HBO & Company of Georgia, a wholly owned subsidiary of HBO & Company.

     Pursuant to the requirements of the Securities Exchange Act of 1934, HBO & Company, as successor issuer to IMNET Systems, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 30, 1998             BY: /s/ Albert J. Bergonzi
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                                        Albert J. Bergonzi
                                        President and Co-Chief Operating Officer
                                        HBO & Company